Exhibit 10.1

FORBEARANCE AGREEMENT WITH RESPECT TO
STATION CASINOS, INC.
6% SENIOR NOTES DUE 2012
7 3/4% SENIOR NOTES DUE 2016
6 1/2% SENIOR SUBORDINATED NOTES DUE 2014
6 7/8% SENIOR SUBORDINATED NOTES DUE 2016
AND
6 5/8% SENIOR SUBORDINATED NOTES DUE 2018

THIS FORBEARANCE AGREEMENT, dated as of March 2, 2009 (the “Forbearance Agreement”), is between Station Casinos, Inc., a Nevada corporation (the “Company”), and each holder (“Holder”) of Notes (as defined below) signatory hereto.

WITNESSETH:

WHEREAS, the Company and Law Debenture Trust Company of New York, a New York banking corporation, as trustee (the “Trustee”), entered into that certain Indenture dated as of March 17, 2004 (the “2012 Senior Notes Indenture”) with respect to the issuance of the Company’s 6% Senior Notes due 2012 (the “2012 Senior Notes”), Indenture dated as of August 1, 2006 (the “2016 Senior Notes Indenture”) with respect to the issuance of the Company’s 7 3/4% Senior Notes due 2016 (the “2016 Senior Notes”), Indenture dated as of January 29, 2004 (the “2014 Subordinated Notes Indenture”) with respect to the issuance of the Company’s 6 1/2% Senior Subordinated Notes due 2014 (the “2014 Subordinated Notes”), Indenture dated as of February 27, 2004 (the “2016 Subordinated Notes Indenture”) with respect to the issuance of the Company’s 6 7/8% Senior Subordinated Notes due 2016 (the “2016 Subordinated Notes”), and Indenture dated as of March 13, 2006 (the “2018 Subordinated Notes Indenture” and together with the 2012 Senior Notes Indenture, the 2016 Senior Notes Indenture, the 2014 Subordinated Notes Indenture and the 2016 Subordinated Notes Indenture, the “Indentures”) with respect to the issuance of the Company’s 6 5/8% Senior Subordinated Notes due 2018 (the “2018 Subordinated Notes” and together with the 2012 Senior Notes, 2016 Senior Notes, the 2014 Subordinated Notes and the 2016 Subordinated Notes, the “Notes”);

WHEREAS, as more fully set forth herein, a Default has occurred under the Indentures and certain additional Defaults and Events of Default may occur during the term of this Forbearance Agreement; and

WHEREAS, as of even date herewith the Company is entering into a forbearance agreement (the “Bank Forbearance Agreement”), with the lenders (the “Lenders”) under that certain Credit Agreement (the “Credit Agreement”), dated as of November 7, 2007;

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the fulfillment of the conditions set forth below, the parties hereto agree as follows:

1.                                       Incorporation of Terms and Definitions.  Unless otherwise defined herein, all terms used in this Forbearance Agreement shall have the meanings ascribed to such terms in the

Indentures; and all references hereinafter made to the Indentures shall include the terms and conditions effected by this Forbearance Agreement.

2.                                       Event of Default.  The Company hereby acknowledges that each of (i) the failure by the Company to pay the interest due and payable under the 2014 Subordinated Notes on February 1, 2009 on or prior to March 3, 2009, (ii) the failure to pay the interest due and payable under the 2016 Senior Notes on February 15, 2009 on or prior to March 17, 2009, (iii) the failure to pay the interest due and payable under the 2016 Subordinated Notes on March 1, 2009 on or prior to March 31, 2009, and (iv) any Event of Default arising as a result of the occurrence of a default under the Company’s Completion Guaranty dated October 7, 2007 arising by reason of a demand for performance by the Company thereunder or a cross default thereunder to the Credit Agreement for Aliante Gaming LLC dated October 7, 2007 will constitute an Event of Default under the Indentures (the “Specified Events of Default”).

3.                                       Forbearance; Direction to Trustee.  Each Holder hereto agrees to (x) waive each Specified Event of Default during the Forbearance Period (as defined below) and (y) forbear, and directs the Trustee to forbear, from exercising its rights or remedies permitted to be taken by it under the Indentures, the Notes or applicable law (including, without limitation, the demand for immediate payment of interest on any overdue payment of interest, the acceleration of the amounts outstanding under the Indentures and the Notes, enforcement and collection actions (including set-off, counterclaim and recoupment) and the commencement of or joining in with the commencement of an involuntary case under applicable Bankruptcy Law or state laws) as a result of or with respect to each Specified Event of Default occurring or continuing during the Forbearance Period, in the case of each of (x) and (y) for the period of time (the “Forbearance Period”) commencing on the date hereof and ending on the earlier of (i) April 15, 2009, and (ii) the date upon which this Forbearance Agreement terminates pursuant to Section 6 below (such earlier date, the “Forbearance Termination Date”).  Each Holder hereto agrees to request, and hereby does request, that the Trustee rescind any acceleration of the amounts outstanding under the Indentures and the Notes that may be declared by the Trustee as a result of any Specified Event of Default occurring or continuing during the Forbearance Period.  Each Holder shall, if necessary to facilitate the terms of this Forbearance Agreement and to the extent such Holder is not the registered holder of the Notes it beneficially owns, instruct the registered holder thereof to comply with the terms of this Forbearance Agreement, including directing the registered noteholder to instruct the Trustee to forbear from exercising any rights and remedies as provided above and to the extent such holder is not the registered holder of the Notes it beneficially holds, to instruct the registered holder thereof to comply with the terms of the Forbearance Agreement.

4.                                       Ratification.  The Indentures and the other related and ancillary documents remain in full force and effect and are hereby ratified and affirmed in all respects.  The Company hereby reaffirms and admits the validity and enforceability of the Indentures and the other related and ancillary documents.

5.                                       Events of Termination.  For purposes hereof, the term “Termination Event” shall mean the existence of any of the following:

(a)          the termination of the Bank Forbearance Agreement or the acceleration of the maturity of any obligations under the Credit Agreement;

(b)         the occurrence of any Event of Default under the Indentures or the Notes, other than the occurrence of a Specified Event of Default;

(c)          the filing of a bankruptcy case by or against the Company or any of its subsidiaries, other than the filing of an involuntary bankruptcy petition against the Company or any of its subsidiaries by the Holders or their respective affiliates, in the circumstance in which no Termination Event exists.  As used in this Agreement, “subsidiaries” means any entity in which the Company, directly or indirectly, owns more than 50% of the equity interests as of the time of determination;

(d)         the revocation, denial, failure to renew or suspension of any license or permit covering any casino or gaming facility of the Company or any of its subsidiaries by any gaming authority of any jurisdiction or the appointment of a receiver, conservator or similar official with respect to any such gaming facility;

(e)          any action by the Company outside the ordinary course of business, except as may be required by generally accepted accounting principles in the United States, that (x) gives rise to a change in the classification or treatment of the Company for federal, state or local tax purposes (including, but not limited to, changes caused by elections or revocations or rescissions of elections), or (y) materially adversely effects the tax attributes (including, but not limited to, net operating losses, tax credits, or tax basis in assets) of the Company;

(f)            the commencement of any legal proceedings in any court or governmental body of competent jurisdiction by the Company or any of its subsidiaries or equityholders pursuant to which any legal remedy or relief is sought with respect to, or which would be binding upon, or which would restrict, restrain or enjoin the Trustee or the Holders from enforcing their rights under the Indentures or the Notes;

(g)         a breach by the Company of any provision of this Forbearance Agreement; and

(h)         except as otherwise provided herein, the Company or any of its subsidiaries consummates, or enters into an agreement with respect to, a transaction in excess of $10.0 million outside the ordinary course of business.

6.                                       Effect of Termination Event.  Upon the occurrence of a Termination Event, this Forbearance Agreement shall terminate without notice and, if such Termination Event occurs during the Forbearance Period, the Holders may at any time thereafter proceed to exercise any and all of their rights and remedies, including without limitation, their rights and remedies in connection with any Specified Event of Default and any other Events of Default under the Indentures.

7.                                       Representations and Warranties. In order to induce the Holders to enter into this Forbearance Agreement, the Company makes the following representations and warranties, all of which shall survive the execution and delivery of this Forbearance Agreement:

(a)          The Company has all requisite corporate, partnership or other power and authority to execute, deliver and perform their obligations under this Forbearance Agreement.

This Forbearance Agreement has been duly authorized, executed and delivered by the Company, and does not conflict with, violate or result in a breach of or require any consent under (i) any applicable law or regulation or from any governmental agency or any of the terms of the charter or by-laws (or equivalent constitutional documents) of the Company or any of its subsidiaries, or (ii) any agreement or instrument to which the Company or any of its subsidiaries is a party or to which it or any of its assets is bound or subject; and

(b)         This Forbearance Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

8.                                       Further Covenants.

(a)          Retention and Payment of Professionals. Concurrent with or prior to the execution of this Forbearance Agreement, the Company shall have entered into agreements providing for the payment of the fees and expenses of Kirkland & Ellis LLP and Wachtell, Lipton, Rosen & Katz, in form and substance satisfactory to the respective parties thereto (collectively, the “Fee Agreements”), and the Company shall have paid or caused to be paid the retainers or initial payments due under the Fee Agreements.  The Company shall negotiate in good faith the terms of an engagement letter with Moelis & Company (following the execution thereof, also a “Fee Agreement”).  After the execution of this Forbearance Agreement, the Company shall continue to pay all amounts due and payable under the Fee Agreements in accordance with their respective terms.

(b)         Due Diligence.  During the Forbearance Period, the Company shall, and shall cause its subsidiaries and its and their respective officers, employees and advisors to, comply in a timely manner with all reasonable requests of the ad-hoc committee of Holders and their advisors for documentation in connection with the Holders’ evaluation of the Company’s proposed plan of reorganization or any successor plan or other alternative thereto, including without limitation such information as the ad-hoc committee of Holders and their advisors may reasonably request regarding the status of the Company’s negotiations with the lenders under its senior secured credit facility and the lenders under its CMBS loan.

(c)          Payments to Lenders. During the Forbearance Period, the Company shall not make any payment to or for the benefit of the Lenders or the Administrative Agent (as defined therein) under the Credit Agreement in the form of a consent fee, waiver fee or forbearance fee, or otherwise, except for the payment of regularly scheduled interest payments, principal payments required pursuant to the terms of the Credit Agreement, customary agent fees, commitment fees and letter of credit fees and the payment of fees and expenses in connection with the restructuring in an amount not to exceed $10.0 million, without the express written consent of the Holders of a majority in principal amount of each series of Notes held by all Holders party hereto.

(d)         Incurrence of Debt.  During the Forbearance Period, the Company shall not, and shall cause its subsidiaries not to, incur any indebtedness for borrowed money in an amount greater than $5.0 million in the aggregate during the Forbearance Period other than indebtedness incurred in the ordinary course of business that is owed by the Company or its subsidiaries to the Company or a subsidiary or reimbursement obligations in respect of outstanding letters of credit.

(e)          Prepayment of Debt.  During the Forbearance Period, the Company shall not, and shall cause its subsidiaries not to, make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any indebtedness of the Company or its subsidiaries other than payments in the ordinary course of business with respect to indebtedness owed by the Company or its subsidiary to the Company or its subsidiary.

(f)            Transfers of Assets or Equity.  During the Forbearance Period, the Company shall not, and shall cause its subsidiaries not to transfer, sell, convey or otherwise dispose of, or incur any lien, security interest, or other encumbrance on, directly or indirectly, (i) any assets of the Company or any of its subsidiaries with a fair market value in excess of $15.0 million in the aggregate during the Forbearance Period, other than any such transactions made in the ordinary course of business, or (ii) any equity interest in any of the Company’s subsidiaries, in each case regardless of whether such transaction is otherwise permitted by the Indentures.

(g)         Dividends.  During the Forbearance Period, the Company shall not declare or pay any dividend or make any other payment or distribution on account of the Company’s equity securities or to the direct or indirect holders of the Company’s equity securities in their capacity as such, other than reimbursement of expenses incurred for travel, legal counsel, financial advisory services, licensing costs or other similar expenses reasonably incurred as a result of a direct or indirect equity interest in the Company or serving as a director of the Company.

(h)         Repurchases of Equity; Payment of Fees.  During the Forbearance Period, the Company shall not, and shall cause its subsidiaries not to, purchase, redeem or otherwise acquire or retire for value any equity securities of the Company and shall not, and shall not permit any of its subsidiaries to, declare or pay any management fees or sponsor fees or consulting fees to any affiliate of the Company other than to (i) the Company and its subsidiaries, (ii) compensation paid in the ordinary course of business, consistent with past practice, to any person who is an employee of the Company or any of its subsidiaries.

(i)             Investments.  During the Forbearance Period, the Company shall not, and shall cause its subsidiaries not to, make investments in any person in excess of $15.0 million in the aggregate other than investments made in the ordinary course of business, investments in joint ventures existing on the date hereof and investments in previously-announced development opportunities.

(j)             Public Reporting of Agreement. As soon as reasonably practicable and not later than one business day after the Effective Date, the Company shall file or cause to be filed a Form 8-K with the U.S. Securities and Exchange Commission, in form and substance reasonably acceptable to the ad-hoc committee of Holders, generally describing the existence of this Forbearance Agreement and its terms but not including any individual Holder’s ownership of Notes or the identity of any individual Holder.

9.                                       Transfers of Notes.  Holders shall not transfer Notes unless the transferee thereof shall agree to be bound by the terms of this Forbearance Agreement, and any transfer in violation of this paragraph 9 shall be null and void.  Holders will provide notice to the Company of any sale, assignment or other transfer of Notes which they beneficially hold and shall provide the

Company with a joinder to this Forbearance Agreement, in form and substance satisfactory to the Company, executed by the transferee.  Such notice and joinder shall by delivered by as soon as reasonably practicable after such sale, assignment or transfer and shall indicate the principal amount of the Notes sold, assigned or transferred.

10.                                 Limitation; No Waiver.  This Forbearance Agreement shall be limited precisely as written and shall not be deemed (a) to be a consent granted pursuant to, or, except as expressly set forth herein, a waiver or modification of, any other term or condition of the Indentures or any of the instruments or agreements referred to therein, including, without limitation, with respect to Defaults, Events of Default or Specified Events of Default, or (b) to prejudice any other right or rights which Holders may now have or have in the future under or in connection with the Indentures or any of the instruments or agreements referred to therein.  No failure to exercise nor any delay in exercising, on the part of the Company or the Holders of any right, remedy, power or privilege under the Indentures or otherwise shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege operate as a waiver of any further or complete exercise thereof.  No waiver shall be effective unless in writing. No waiver or condonation of any breach on one occasion shall be deemed a waiver or condonation on any other occasion.  In addition, the Company and the Holders hereby agree that, during the pendency of this Forbearance Agreement, all statutes of limitation and similar laws, rules and equitable theories with respect to the time in which any Holder, on the one hand, or the Company, on the other hand, may bring any claim or action against the other shall be tolled and that the passage of such time shall not otherwise operate to the detriment of the Company or the Holders with respect to such rights.

11.                                 Release.  By its execution hereof and in consideration of the mutual covenants contained herein and other accommodations granted to the Company hereunder, the Company, on behalf of itself and each of its subsidiaries, and its or their successors, assigns and agents, hereby expressly forever waives, releases and discharges any and all claims (including, without limitation, cross-claims, counterclaims, and rights of setoff and recoupment), causes of action (whether direct or derivative in nature), demands, suits, costs, expenses and damages (collectively, the “Claims”) any of them may have or allege to have as of the date of this Forbearance Agreement (and all defenses that may arise out of any of the foregoing) of any nature, description, or kind whatsoever, based in whole or in part on facts, whether actual, contingent or otherwise, now known, unknown, or subsequently discovered, whether arising in law, at equity or otherwise, against the trustee under each of the Indentures and any Holder that has executed this Forbearance Agreement, their respective affiliates, agents, principals, managers, managing members, members, stockholders, “controlling persons” (within the meaning of the United States federal securities laws), directors, officers, employees, attorneys, consultants, advisors, agents, trusts, trustors, beneficiaries, heirs, executors and administrators of each of the foregoing (collectively, the “Released Parties”) arising out of this Forbearance Agreement, the Indentures, and any or all of the actions and transactions contemplated hereby or thereby, including any actual or alleged performance or non-performance of any of the Released Parties hereunder or under the Indentures, other than any claims relating to the inaccuracy of any representations made by any Holder as to the principal amount of Notes held by such Holder.  The Company hereby acknowledges that the agreements in this Section 11 are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Claims.  In entering into this Forbearance Agreement, the Company expressly disclaims any reliance on any representations, acts, or omissions by any of the Released Parties and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above does not depend in any way on any such representation, acts and/or omissions or the accuracy, completeness, or validity thereof, other than representations made by any Holder with respect to the principal amount of Notes held by such Holder.  Notwithstanding the foregoing, nothing set forth in this Section 11 is intended to, nor shall anything set forth in this Section 8 be construed to, release any Claim that any Credit Party may hold against any Released Party in its capacity as a lender, adviser or agent under: (i) the Casino Sale Leaseback Transaction, (ii) the CMBS Facility and CMBS Loan Documents, including the loans made thereunder, (iii) Land Loan Documents, including the loans made thereunder, or (iv) the Head Office Sale Leaseback Transaction (as each such term in this sentence is defined in the Bank Forebearance Agreement.  The provisions of this paragraph shall survive the termination or expiration of each the Forbearance Period and the termination of the Indentures and the payment in full of all Notes.

12.                                 No Admission of Liability.  Neither the negotiation, performance, nor the terms and conditions of this Forbearance Agreement shall be deemed or construed to be an admission of any kind or nature by the Holders for any purpose.

13.                                 Time of the Essence.  Time is of the essence of this Forbearance Agreement.

14.                                 Entire Agreement.  This Forbearance Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior proposals, negotiation, agreements and understandings relating to such subject matter.  No waiver of any provision of, amendment to or modification of any provision of this Forbearance Agreement shall be effective without the written agreement of the Company and the Holders.

15.                                 Effective Date.  This Forbearance Agreement shall only become effective if and when the Company and holders of in excess of 50% of the aggregate principal amount of each series of Notes shall have executed and delivered a counterpart to this Forbearance Agreement (such time, the “Effective Date”).

16.                                 Governing Law.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FORBEARANCE AGREEMENT, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

17.                                 Waiver of Trial By Jury.  THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18.                                 Execution in Counterparts; Facsimiles.  This Forbearance Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart.

19.                                 Expenses.  Subject to the terms of the Fee Agreements, the reasonable and documented fees and expenses of Kirkland & Ellis LLP, Wachtell, Lipton, Rosen & Katz and, following execution of the Fee Agreement, Moelis & Company in connection with this Forbearance Agreement, including, but not limited to, those fees and expenses related to any restructuring negotiations between Holders and the Company that are contemplated herein, promptly shall be paid by the Company.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Forbearance Agreement to be duly executed all as of the date first written above.

STATION CASINOS, INC.

By:	/s/ Thomas M. Friel
Name:	Thomas M. Friel
Title:	Executive Vice President, Chief Accounting Officer and Treasurer

AGREED AND ACKNOWLEDGED

HOLDERS:

By:
Name:
Title: